SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of November 30, 2007, by and among (i) the Grantors identified as such on the signature pages hereof (the “Grantors” and each, individually, a “Grantor”) and (ii) Woodside Agency Services, LLC, as collateral agent (hereinafter, in such capacity, the “Collateral Agent”) for itself and the Holders (as such term is defined in the Purchase Agreement referred to below) under the Securities Purchase and Loan Agreement dated as of November 30, 2007 (as amended and in effect from time to time, the “Purchase Agreement”), among National Investment Managers Inc. (the “Company”), the Holders and the Collateral Agent.

WHEREAS, it is a condition precedent to the Holders' extending credit accommodations to the Company under the Purchase Agreement that the Grantors execute and deliver to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, a security agreement in substantially the form hereof; and

WHEREAS, each Grantor wishes to grant a security interest in favor of the Collateral Agent, for the benefit of the Holders and the Collateral Agent, as herein provided;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Purchase Agreement. The term “State”, as used herein, means the Commonwealth of Massachusetts. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9. The term “electronic document” applies in the event that the 2003 revisions to Article 7, with amendments to Article 9, of the Uniform Commercial Code, in substantially the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws, are now or hereafter adopted and become effective in the State or in any other relevant jurisdiction.

2. Grant of Security Interest.

2.1. Grant; Collateral Description. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, to secure the payment and performance in full of all of the Obligations, a security interest in and pledges and assigns to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, the following properties, assets and rights of such Grantor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”): all personal and fixture property of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents (including, if applicable, electronic documents), accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles).

2.2. Commercial Tort Claims. The Collateral Agent acknowledges that the attachment of its security interest in any commercial tort claim as original collateral is subject to each Grantor’s compliance with §4.7.

3. Authorization to File Financing Statements. Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Collateral Agent promptly upon request. Each Grantor also ratifies its authorization for the Collateral Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

4. Other Actions. Further to insure the attachment, perfection and first priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor agrees, in each case at such Grantor’s expense, to take the following actions with respect to the following Collateral and without limitation on such Grantor’s other obligations contained in this Agreement:

4.1. Promissory Notes and Tangible Chattel Paper. If any Grantor shall, now or at any time hereafter, hold or acquire any promissory notes or tangible chattel paper, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

4.2. Deposit Accounts. For each deposit account that any Grantor, now or at any time hereafter, opens or maintains, such Grantor shall, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (a) cause the depositary bank to agree to comply without further consent of such Grantor, at any time with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, or (b) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the deposit account, with such Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds from such deposit account. The Collateral Agent agrees with the Grantors that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor, unless an Event of Default has occurred and is continuing, or, if effect were given to any withdrawal not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to (i) a deposit account for which the Collateral Agent is the depositary bank and is in automatic control, and (ii) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Grantor’s salaried employees.

4.3. Investment Property. If any Grantor shall, now or at any time hereafter, hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (a) cause the issuer to agree to comply without further consent of such Grantor or such nominee, at any time with instructions from the Collateral Agent as to such securities, or (b) arrange for the Collateral Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of such Grantor or such nominee, at any time with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such investment property, with such Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such investment property. The Collateral Agent agrees with the Grantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Collateral Agent is the securities intermediary.

4.4. Collateral in the Possession of a Bailee. If any Collateral is, now or at any time hereafter, in the possession of a bailee, the Grantors shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and such bailee’s agreement to comply, without further consent of any Grantor, at any time with instructions of the Collateral Agent as to such Collateral. The Collateral Agent agrees with the Grantors that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by any Grantor with respect to the bailee.

4.5. Electronic Chattel Paper, Electronic Documents and Transferable Records. If any Grantor, now or at any time hereafter, holds or acquires an interest in any electronic chattel paper, any electronic document or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control, under §9-105 of the Uniform Commercial Code of the State or any other relevant jurisdiction, of such electronic chattel paper, control, under §7-106 of the Uniform Commercial Code of the State or any other relevant jurisdiction, of such electronic document or control, under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with the Grantors that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantors to make alterations to the electronic chattel paper, electronic document or transferable record permitted under UCC §9-105, UCC §7-106, or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by any Grantor with respect to such electronic chattel paper, electronic document or transferable record. The provisions of this §4.5 relating to electronic documents and “control” under UCC §7-106 apply in the event that the 2003 revisions to Article 7, with amendments to Article 9, of the Uniform Commercial Code, in substantially the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws, are now or hereafter adopted and become effective in the State or in any other relevant jurisdiction.

4.6. Letter-of-Credit Rights. If any Grantor is, now or at any time hereafter, a beneficiary under a letter of credit now or hereafter, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of the letter of credit or (b) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in the Purchase Agreement.

4.7. Commercial Tort Claims. If any Grantor shall, now or at any time hereafter, hold or acquire a commercial tort claim, such Grantor shall immediately notify the Collateral Agent in a writing signed by such Grantor of the particulars thereof and grant to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

4.8. Other Actions as to any and all Collateral. Each Grantor further agrees, upon the request of the Collateral Agent and at the Collateral Agent’s option, to take any and all other actions as the Collateral Agent may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in any and all of the Collateral, including (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code of any relevant jurisdiction, to the extent, if any, that such Grantor’s signature thereon is required therefor, (b) causing the Collateral Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals, in form and substance satisfactory to the Collateral Agent, including any consent of any licensor, lessor or other person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Collateral Agent and (f) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Collateral Agent to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

5. Relation to Other Security Documents. The provisions of this Agreement supplement the provisions of any real estate mortgage or deed of trust granted by any Grantor to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, and which secures the payment or performance of any of the Obligations. Nothing contained in any such real estate mortgage or deed of trust shall derogate from any of the rights or remedies of the Collateral Agent or any of the Holders hereunder. In addition, to the provisions of this Agreement being so read and construed with any such mortgage or deed of trust, the provisions of this Agreement shall be read and construed with the other Security Documents referred to below in the manner so indicated.

5.1. Securities Pledge Agreement. Concurrently herewith certain of the Grantors are executing and delivering to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, securities pledge agreements pursuant to which such Grantors are pledging to the Collateral Agent all of the shares of the equity interest of their subsidiaries. Such pledges shall be governed by the terms of such securities pledge agreements and not by the terms of this Agreement.

6. Representations and Warranties Concerning Grantors’ Legal Status. Each Grantor has previously delivered to the Collateral Agent a certificate signed by such Grantor and entitled “Perfection Certificate” (the “Perfection Certificate”). Each Grantor represents and warrants to the Holders and the Collateral Agent as follows: (a) such Grantor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof, (b) such Grantor is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate, (c) the Perfection Certificate accurately sets forth such Grantor’s organizational identification number or accurately states that such Grantor has none, (d) the Perfection Certificate accurately sets forth such Grantor’s place of business or, if more than one, its chief executive office, as well as such Grantor’s mailing address, if different, (e) all other information set forth on the Perfection Certificate pertaining to such Grantor is accurate and complete, and (f) there has been no change in any of such information since the date on which the Perfection Certificate was signed by such Grantor.

7. Covenants Concerning Grantors’ Legal Status. Each Grantor covenants with the Holders and the Collateral Agent as follows: (a) without providing at least thirty (30) days prior written notice to the Collateral Agent, such Grantor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if such Grantor does not have an organizational identification number and later obtains one, such Grantor will forthwith notify the Collateral Agent of such organizational identification number, and (c) such Grantor will not change its type of organization, jurisdiction of organization or other legal structure.

8. Representations and Warranties Concerning Collateral, Etc. Each Grantor further represents and warrants to the Holders and the Collateral Agent as follows: (a) such Grantor is the owner of the Collateral, free from any right or claim of any person or any adverse lien, except for the security interest created by this Agreement and other Liens permitted by the Purchase Agreement, (b) none of the Collateral constitutes, or is the proceeds of, “farm products” as defined in §9-102(a)(34) of the Uniform Commercial Code of the State, (c) none of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral, (d) such Grantor holds no commercial tort claim except as indicated on the Perfection Certificate, (e) such Grantor has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, (f) all other information set forth on the Perfection Certificate pertaining to the Collateral is accurate and complete, and (g) there has been no change in any of such information since the date on which the Perfection Certificate was signed by such Grantor.

9. Covenants Concerning Collateral, Etc. Each Grantor further covenants with the Holders and the Collateral Agent as follows: (a) the Collateral, to the extent not delivered to the Collateral Agent pursuant to §4, will be kept at those locations listed on the Perfection Certificate and such Grantor will not remove the Collateral from such locations, without providing at least 30 days prior written notice to the Collateral Agent, (b) except for the security interest herein granted and Liens permitted by the Purchase Agreement, such Grantor shall be the owner of the Collateral free from any right or claim of any other person or any lien, and such Grantor shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Collateral Agent or any of the Holders, (c) such Grantor shall not pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any lien in the Collateral in favor of any person, or become bound (as provided in Section 9-203(d) of the Uniform Commercial Code of the State or any other relevant jurisdiction or otherwise) by a security agreement in favor of any person as secured party, other than the Collateral Agent except for Liens permitted by the Purchase Agreement, (d) such Grantor will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon, (e) as provided in the Purchase Agreement, such Grantor will permit the Collateral Agent, or its designee, to inspect the Collateral at any reasonable time, wherever located, (f) such Grantor will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement, (g) such Grantor will continue to operate, its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, and (h) such Grantor will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for dispositions permitted by the Purchase Agreement.

10. Insurance.

10.1. Maintenance of Insurance. Each Grantor will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such minimum amounts that no Grantor will be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Collateral Agent. In addition, all such insurance shall be payable to the Collateral Agent as loss payee for the benefit of the Holders and the Collateral Agent. Without limiting the foregoing, each Grantor will (a) keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, (b) maintain all such workers' compensation or similar insurance as may be required by law and (c) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Grantor; business interruption insurance; and product liability insurance.

10.2. Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall be applied to the Obligations in accordance with Section 3.1 of the Purchase Agreement.

10.3. Continuation of Insurance. All policies of insurance shall provide for at least 30 days prior written cancellation notice to the Collateral Agent. In the event of failure by any Grantor to provide and maintain insurance as herein provided, the Collateral Agent may, at its option, provide such insurance and charge the amount thereof to such Grantor. The Grantors shall furnish the Collateral Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

11. Collateral Protection Expenses; Preservation of Collateral.

11.1. Expenses Incurred by Collateral Agent. In the Collateral Agent’s discretion, the Collateral Agent may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, maintain any of the Collateral, make repairs thereto and pay any necessary filing fees or insurance premiums, in each case if any Grantor fails to do so. Each Grantor agrees to reimburse the Collateral Agent on demand for all expenditures so made. The Collateral Agent shall have no obligation to any Grantor to make any such expenditures, nor shall the making thereof be construed as a waiver or cure of any Default or Event of Default.

11.2. Collateral Agent's Obligations and Duties. Anything herein to the contrary notwithstanding, each Grantor shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by such Grantor thereunder. Neither the Collateral Agent nor any Holder shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Holder of any payment relating to any of the Collateral, nor shall the Collateral Agent or any Holder be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any Holder in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Collateral Agent or to which the Collateral Agent or any Holder may be entitled at any time or times. The Collateral Agent's sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Collateral Agent deals with similar property for its own account.

12. Securities and Deposits. The Collateral Agent may at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, the Collateral Agent may following and during the continuance of an Event of Default demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Collateral Agent or any Holder to any Grantor may at any time be applied to or set off against any of the Obligations.

13. Notification to Account Debtors and Other Persons Obligated on Collateral. If an Event of Default shall have occurred and be continuing, each Grantor shall, at the request and option of the Collateral Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Collateral Agent in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Collateral Agent or to any financial institution designated by the Collateral Agent as the Collateral Agent's agent therefor, and the Collateral Agent may itself, if an Event of Default shall have occurred and be continuing, without notice to or demand upon any Grantor, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, each Grantor shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by such Grantor as trustee for the Collateral Agent, for the benefit of the Holders and the Collateral Agent, without commingling the same with other funds of such Grantor and shall turn the same over to the Collateral Agent in the identical form received, together with any necessary endorsements or assignments. The Collateral Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Collateral Agent to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

14. Power of Attorney.

14.1. Appointment and Powers of Collateral Agent. Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Grantor or in the Collateral Agent's own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do the following:

(a) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State or any other relevant jurisdiction and as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at such Grantor's expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary or useful to protect, preserve or realize upon the Collateral and the Collateral Agent's security interest therein, in order to effect the intent of this Agreement, all no less fully and effectively as such Grantor might do, including (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to such Grantor, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Collateral Agent so elects, with a view to causing the liquidation of assets of the issuer of any such securities and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(b) to the extent that such Grantor’s authorization given in §3 is not sufficient, to file such financing statements with respect hereto, with or without such Grantor 's signature, or a photocopy of this Agreement in substitution for a financing statement, as the Collateral Agent may deem appropriate and to execute in such Grantor 's name such financing statements and amendments thereto and continuation statements which may require such Grantor 's signature.

14.2. Ratification by Grantor. To the extent permitted by law, each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

14.3. No Duty on Collateral Agent. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Collateral Agent and the Holders in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act, except for the Collateral Agent's own gross negligence or willful misconduct.

15. Rights and Remedies. If an Event of Default shall have occurred and be continuing, the Collateral Agent, without any other notice to or demand upon any Grantor, shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State or any other relevant jurisdiction and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including the right to take possession of the Collateral, and for that purpose the Collateral Agent may, so far as such Grantor can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Collateral Agent may in its discretion require any Grantor to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of such Grantor 's principal office(s) or at such other locations as the Collateral Agent may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent shall give to the applicable Grantor at least five (5) Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. Each Grantor hereby acknowledges that five (5) Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, each Grantor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Collateral Agent's rights and remedies hereunder, including its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

16. Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (a) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Collateral Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this §16 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would fulfill the Collateral Agent’s duties under the Uniform Commercial Code of the State or any other relevant jurisdiction in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this §16. Without limitation upon the foregoing, nothing contained in this §16 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this §16.

17. No Waiver by Collateral Agent, etc. The Collateral Agent shall not be deemed to have waived any of its rights and remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by the Collateral Agent with the consent of the Holders. No delay or omission on the part of the Collateral Agent in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the Collateral Agent with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Collateral Agent deems expedient.

18. Suretyship Waivers by Grantors. Each Grantor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, each Grantor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Collateral Agent may deem advisable. The Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in §11.2. Each Grantor further waives any and all other suretyship defenses.

19. Marshaling. Neither the Collateral Agent nor any Holder shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Collateral Agent or any Holder hereunder and of the Collateral Agent or any Holder in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Collateral Agent's rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

20. Proceeds of Dispositions; Expenses. Each Grantor shall pay to the Collateral Agent on demand any and all expenses, including reasonable attorneys' fees and disbursements, incurred or paid by the Collateral Agent in protecting, preserving or enforcing the Collateral Agent's rights and remedies under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as is provided in the Purchase Agreement, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the Grantors. In the absence of final payment and satisfaction in full of all of the Obligations, each Grantor shall remain liable for any deficiency.

21. Overdue Amounts. Until paid, all amounts due and payable by any Grantor hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the rate of interest for overdue principal set forth in the Purchase Agreement.

22. Governing Law; Consent to Jurisdiction. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE. Each Grantor agrees that any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance or enforcement of such rights or obligations may be brought in the courts of the State or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon any Grantor by mail at the address specified in Section 17 of the Purchase Agreement or Section 12 of any Guaranty, as applicable. Each Grantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

23. Waiver of Jury Trial. EACH GRANTOR WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OR ENFORCEMENT OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each Grantor waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each Grantor (a) certifies that neither the Collateral Agent nor any Holder nor any representative, agent or attorney of the Collateral Agent or any Holder has represented, expressly or otherwise, that the Collateral Agent or any Holder would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement and (b) acknowledges that, in entering into the Purchase Agreement and the other Financing Agreements to which the Collateral Agent or any Holder is a party, the Collateral Agent and the Holders are relying upon, among other things, the waivers and certifications contained in this §23.

24. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon each Grantor and its successors and assigns, and shall inure to the benefit of the Collateral Agent, the Holders and their respective successors and assigns. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. Each Grantor acknowledges receipt of a copy of this Agreement.

25. Intercreditor Agreement. The representations, warranties and covenants of the Grantors hereunder, and the rights and remedies of the Collateral Agent hereunder, are subject to the provisions of the Intercreditor Agreement and the rights of the Senior Creditor therein.

[Signature Pages to Follow]

IN WITNESS WHEREOF, intending to be legally bound, each Grantor has caused this Agreement to be duly executed as of the date first above written.

NATIONAL INVESTMENT MANAGERS INC.
ABR ADVISORS, INC.
ASSET PRESERVATION CORP.
BENEFIT DYNAMICS, INC.
BENEFIT MANAGEMENT INC.
BPI/PPA, INC.
CIRCLE PENSION, INC.
COMPLETE INVESTMENT MANAGEMENT, INC. OF PHILADELPHIA
HADDON STRATEGIC ALLIANCES, INC.
LAMORIELLO & CO., INC.
NATIONAL ACTUARIAL PENSION SERVICES, INC.
NATIONAL ASSOCIATES, INC., N.W.
PENSION ADMINISTRATION SERVICES, INC.
PENTEC, INC.
PENTEC CAPITAL MANAGEMENT, INC.
SOUTHEASTERN PENSION SERVICES, INC.
STEPHEN H. ROSEN & ASSOCIATES, INC.
THE PENSION ALLIANCE, INC.
VALLEY FORGE ENTERPRISES, LTD.
V.F. ASSOCIATES, INC.
V.F. INVESTMENT SERVICES, CORP.
VALLEY FORGE CONSULTING CORPORATION

By:	/s/Steven Ross
Name: Steven Ross
Title: CEO

Accepted:

WOODSIDE AGENCY SERVICES, LLC,
as Collateral Agent

By:	/s/Daphne Firth
Name: Daphne Firth
Title: Executive Vice President

CERTIFICATE OF ACKNOWLEDGMENT

COMMONWEALTH OR STATE OF                      )
                                           ) ss.
COUNTY OF                                )
On this ___ day of __________________, 20__, before me, the undersigned notary public, personally appeared ______________________, proved to me through satisfactory evidence of identification, which were _____________________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he)(she) signed it voluntarily for its stated purpose (as ______________ for __________________, a _______________________).

(official signature and seal of notary)

My commission expires:

[Acknowledgment to Security Agreement]